Exhibit 99.1

SiriusXM Reports Fourth Quarter and Full-Year 2016 Results

•	2016 Revenue Climbs 10% to $5.0 Billion

•	Net Subscriber Growth in 2016 of 1.75 Million

•	Company Beats 2016 Guidance on All Metrics

•	Net Income Rises 46% to $746 Million and Adjusted EBITDA Grows 13% to $1.88 Billion in 2016

•	2016 Operating Cash Flow Grew 38% to $1.72 Billion and Free Cash Flow Rises 15% to $1.51 Billion

NEW YORK – February 2, 2017 – SiriusXM today announced fourth quarter and full-year 2016 operating and financial results, including record revenue of $1.3 billion and $5.0 billion, respectively, up 9% and 10% versus the prior year periods.

Net income totaled $205 million and $746 million in the fourth quarter and full-year 2016, respectively, up 52% and 46% from $135 million and $510 million in the fourth quarter and full-year 2015, respectively. Net income per diluted common share was $0.04 and $0.15 in the fourth quarter and full-year 2016, respectively, compared to $0.03 and $0.09 in the fourth quarter and full-year 2015, respectively. Adjusted EBITDA grew 20% and 13% in the fourth quarter and full-year 2016, respectively, to $475 million and $1.88 billion. Free cash flow and operating cash flow in the fourth quarter grew 44% and 47%, respectively, to $429 million and $503 million. Full-year 2016 free cash flow and operating cash flow grew 15% and 38%, respectively, to $1.51 billion and $1.72 billion.

“Last year was a phenomenal year for SiriusXM’s business, and we expect continued success in 2017. We finished ahead of our guidance across the board, with record revenue, adjusted EBITDA and free cash flow. With more than 31 million subscribers, SiriusXM has never had more paying customers. We've issued guidance for continued growth in 2017, and we expect a record adjusted EBITDA of more than $2 billion,” said Jim Meyer, Chief Executive Officer, SiriusXM.

“We will continue to challenge ourselves to provide our subscribers the very best audio content in an easy-to-use package. We have launched an exclusive 24/7 channel, “FOX Sports on SiriusXM,” and we’ve started a daily show with the wildly popular Barstool Sports. We added a new daily talk show with Craig Ferguson, and launched a new daily music show, "Hits 1 in Hollywood", broadcasting live from SiriusXM’s Los Angeles studios. We also provided our subscribers access to one-of-a-kind events, such as Bon Jovi live in Miami. We never stand still in our quest to have the freshest, most relevant content in the audio entertainment industry, from music to sports to talk to comedy and beyond,” added Meyer.

FULL-YEAR 2016 HIGHLIGHTS

•
SiriusXM Subscribers Exceed 31 Million. The company added over 1.75 million net new subscribers during 2016 to end the year with approximately 31.3 million subscribers. Self-pay net additions were 1.66 million during the year, resulting in self-pay subscribers of nearly 26 million at December 31, 2016.

•
Strong Revenue Growth and Record ARPU. Annual revenue climbed 10% to a record $5.0 billion. The growth was driven by a 6% increase in subscribers and a 3% increase in average revenue per user (ARPU) to $12.91.

•
Record Adjusted EBITDA. Adjusted EBITDA in 2016 totaled $1.88 billion, a record high, and up 13% from $1.66 billion in 2015. Adjusted EBITDA margin was 37.3% in 2016, a 110 basis point increase from 36.2% in 2015.

•	Free Cash Flow Tops $1.5 Billion. Free cash flow for 2016 totaled $1.51 billion, up 15% from $1.32 billion in 2015. Operating cash flow for 2016 totaled $1.72 billion, up 38% from 2015.

“During 2016, we spent approximately $1.67 billion to repurchase 420 million shares of our common stock. SiriusXM's average share count in 2016 declined by 9% from 2015 as a result of these repurchases. Additionally, we returned nearly $50 million in cash to our stockholders, with the initiation of our first regular dividend in October, bringing total capital returned to stockholders to approximately $1.72 billion in 2016. Our debt to adjusted EBITDA was just 3.1 times, and we ended 2016 with a cash balance of $214 million. Approximately $143 million of this cash at year end was held in Canadian dollars in anticipation of closing the recapitalization of our Canadian affiliate, SiriusXM Canada Inc., which we now expect to occur early in the second quarter. In 2017, we expect to make further investments in content, satellites, and technology while continuing strong capital returns to stockholders,” noted David Frear, Chief Financial Officer, SiriusXM.

2017 GUIDANCE

Our full-year 2017 guidance for net subscribers, revenue, adjusted EBITDA, and free cash flow, originally issued on January 5, 2017, is as follows:

•	Self-pay net subscriber additions of approximately 1.3 million,

•	Revenue of approximately $5.3 billion,

•	Adjusted EBITDA of approximately $2.025 billion, and

•	Free cash flow of approximately $1.5 billion.

CAPITAL RETURN PROGRAM

Shares of common stock may be purchased from time to time on the open market, pursuant to pre-set trading plans meeting the requirements of Rule 10b5-1 under the Exchange Act of 1934, as amended, in privately negotiated transactions, including in accelerated stock repurchase transactions and transactions with Liberty Media and its affiliates, or otherwise. The company expects to fund the additional repurchases through a combination of cash on hand, cash generated by operations and future borrowings. The size and timing of these purchases will be based on a number of factors, including price and business and market conditions.

Our dividend policy may change at any time without notice to our stockholders. The declaration and payment of dividends is at the discretion of our Board of Directors in accordance with applicable law after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, limitations imposed by our indebtedness, legal requirements and other factors that our Board of Directors deems relevant.

FOURTH QUARTER AND FULL-YEAR 2016 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in thousands, except per share data)	2016	2015	2016	2015
	(Unaudited)	(Unaudited)
Revenue:
Subscriber revenue	$1,084,140	$998,775	$4,196,852	$3,824,793
Advertising revenue	38,901	33,449	138,231	122,292
Equipment revenue	32,662	30,944	118,947	110,923
Other revenue	147,295	132,978	563,190	512,050
Total revenue	1,302,998	1,196,146	5,017,220	4,570,058
Operating expenses:
Cost of services:
Revenue share and royalties	319,563	251,717	1,108,515	1,034,832
Programming and content	96,019	76,868	353,779	293,091
Customer service and billing	101,629	99,387	387,131	377,908
Satellite and transmission	22,411	28,848	103,020	94,609
Cost of equipment	11,701	13,703	40,882	42,724
Subscriber acquisition costs	131,293	140,826	512,809	532,599
Sales and marketing	107,446	98,411	386,724	354,189
Engineering, design and development	24,558	17,223	82,146	64,403
General and administrative	92,054	105,607	341,106	324,801
Depreciation and amortization	66,764	69,687	268,979	272,214
Total operating expenses	973,438	902,277	3,585,091	3,391,370
Income from operations	329,560	293,869	1,432,129	1,178,688
Other income (expense):
Interest expense	(80,337)	(77,191)	(331,225)	(299,103)
Loss on extinguishment of debt and credit facilities, net	(24,229)	—	(24,229)	—
Other income	(748)	3,302	14,985	12,379
Total other expense	(105,314)	(73,889)	(340,469)	(286,724)
Income before income taxes	224,246	219,980	1,091,660	891,964
Income tax expense	(19,619)	(85,347)	(345,727)	(382,240)
Net income	$204,627	$134,633	$745,933	$509,724
Foreign currency translation adjustment, net of tax	(57)	—	363	(100)
Total comprehensive income	$204,570	$134,633	$746,296	$509,624
Net income per common share:
Basic	$0.04	$0.03	$0.15	$0.09
Diluted	$0.04	$0.03	$0.15	$0.09
Weighted average common shares outstanding:
Basic	4,795,628	5,195,673	4,917,050	5,375,707
Diluted	4,847,261	5,247,514	4,964,728	5,435,166
Dividends declared per common share	$0.01	$—	$0.01	$—

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of December 31,
(in thousands, except per share data)	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$213,939	$111,838
Receivables, net	223,029	234,782
Inventory, net	20,363	22,295
Related party current assets	6,170	5,941
Prepaid expenses and other current assets	179,148	187,033
Total current assets	642,649	561,889
Property and equipment, net	1,398,693	1,415,401
Intangible assets, net	2,544,801	2,593,346
Goodwill	2,205,107	2,205,107
Related party long-term assets	8,918	—
Deferred tax assets	1,084,330	1,115,731
Other long-term assets	119,097	155,188
Total assets	$8,003,595	$8,046,662
LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Accounts payable and accrued expenses	$713,034	$625,313
Accrued interest	114,633	91,655
Current portion of deferred revenue	1,832,609	1,771,915
Current maturities of long-term debt	5,485	4,764
Related party current liabilities	2,840	2,840
Total current liabilities	2,668,601	2,496,487
Deferred revenue	176,319	157,609
Long-term debt	5,842,764	5,443,614
Related party long-term liabilities	7,955	10,795
Deferred tax liabilities	6,418	6,681
Other long-term liabilities	93,553	97,967
Total liabilities	8,795,610	8,213,153
Stockholders’ (deficit) equity:
Common stock, par value $0.001; 9,000,000 shares authorized; 4,746,047 and 5,153,451 shares issued; 4,740,947 and 5,147,647 outstanding at December 31, 2016 and December 31, 2015, respectively	4,745	5,153
Accumulated other comprehensive loss, net of tax	(139)	(502)
Additional paid-in capital	3,117,666	4,783,795
Treasury stock, at cost; 5,100 and 5,804 shares of common stock at December 31, 2016 and December 31, 2015, respectively	(22,906)	(23,727)
Accumulated deficit	(3,891,381)	(4,931,210)
Total stockholders’ (deficit) equity	(792,015)	(166,491)
Total liabilities and stockholders’ (deficit) equity	$8,003,595	$8,046,662

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Twelve Months Ended December 31,
(in thousands)	2016	2015
Cash flows from operating activities:
Net income	$745,933	$509,724
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	268,979	272,214
Non-cash interest expense, net of amortization of premium	8,608	7,872
Provision for doubtful accounts	55,941	47,237
Amortization of deferred income related to equity method investment	(2,772)	(2,776)
Loss on extinguishment of debt and credit facilities, net	24,229	—
Gain on unconsolidated entity investments, net	(12,529)	—
Dividend received from unconsolidated entity investment	7,160	14,788
Loss on disposal of assets	12,912	7,384
Loss on change in value of derivatives	—	—
Share-based payment expense	108,604	84,310
Deferred income taxes	323,562	365,499
Other non-cash purchase price adjustments	—	(1,394)
Changes in operating assets and liabilities:
Receivables	(44,188)	(61,440)
Inventory	1,932	(2,898)
Related party, net	(3,485)	(14,953)
Prepaid expenses and other current assets	7,156	(67,204)
Other long-term assets	38,835	(130,741)
Accounts payable and accrued expenses	78,920	52,696
Accrued interest	22,978	11,215
Deferred revenue	79,404	145,242
Other long-term liabilities	(2,942)	7,276
Net cash provided by operating activities	1,719,237	1,244,051
Cash flows from investing activities:
Additions to property and equipment	(205,829)	(134,892)
Purchases of restricted and other investments	(4,295)	(3,966)
Net cash used in investing activities	(210,124)	(138,858)
Cash flows from financing activities:
Proceeds from exercise of stock options	348	260
Taxes paid in lieu of shares issued for stock-based compensation	(42,824)	(54,539)
Proceeds from long-term borrowings and revolving credit facility, net of costs	1,847,143	1,728,571
Payment of premiums on redemption of debt	(19,097)	—
Repayment of long-term borrowings and revolving credit facility	(1,470,985)	(797,117)
Common stock repurchased and retired	(1,673,518)	(2,018,254)
Dividends paid	(48,079)	—
Net cash used in financing activities	(1,407,012)	(1,141,079)
Net increase (decrease) in cash and cash equivalents	102,101	(35,886)
Cash and cash equivalents at beginning of period	111,838	147,724
Cash and cash equivalents at end of period	$213,939	$111,838

Key Financial and Operating Performance Metrics
Subscribers and subscription related revenues and expenses associated with our connected vehicle services and Sirius XM Canada are not included in our subscriber count or subscriber-based operating metrics.

Set forth below are our subscriber balances as of December 31, 2016 compared to December 31, 2015:

	As of December 31,		2016 vs 2015 Change
(in thousands)	2016	2015	Amount	%
Self-pay subscribers	25,951	24,288	1,663	7%
Paid promotional subscribers	5,395	5,306	89	2%
Ending subscribers	31,346	29,594	1,752	6%
The following table contains our Non-GAAP financial and operating performance measures which are based on our adjusted results of operations for the three and twelve months ended December 31, 2016 and 2015, respectively:

					2016 vs 2015 Change
(in thousands, except per subscriber and per installation amounts)	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,		Three Months		12 Months
	2016	2015	2016	2015	Amount	%	Amount	%
Self-pay subscribers	423	472	1,663	1,765	(49)	(10)%	(102)	(6)%
Paid promotional subscribers	(68)	162	89	517	(230)	(142)%	(428)	(83)%
Net additions (a)	355	634	1,752	2,283	(279)	(44)%	(531)	(23)%
Daily weighted average number of subscribers	31,100	29,238	30,494	28,337	1,862	6%	2,157	8%
Average self-pay monthly churn	1.9%	1.9%	1.9%	1.8%	0%	0%	0.1%	6%
New vehicle consumer conversion rate	40%	39%	39%	40%	1%	3%	(1)%	(3)%

ARPU	$13.16	$12.75	$12.91	$12.53	$0.41	3%	$0.38	3%
SAC, per installation	$29	$33	$31	$33	$(4)	(12)%	$(2)	(6)%
Customer service and billing expenses, per average subscriber	$1.03	$1.04	$1.00	$1.01	$(0.01)	(1)%	$(0.01)	(1)%
Adjusted EBITDA	$474,751	$396,235	$1,875,775	$1,657,617	$78,516	20%	$218,158	13%
Free cash flow	$429,423	$299,148	$1,509,113	$1,315,193	$130,275	44%	$193,920	15%
Diluted weighted average common shares outstanding (GAAP)	4,847,261	5,247,514	4,964,728	5,435,166	(400,253)	(8)%	(470,438)	(9)%

(a)	Amounts may not sum as a result of rounding.

Glossary

Adjusted EBITDA - EBITDA is defined as net income before interest expense, income tax expense and depreciation and amortization. We adjust EBITDA to exclude the impact of other income as well as certain other charges discussed below. Adjusted EBITDA is one of the primary Non-GAAP financial measures we use to (i) evaluate the performance of our on-going core operating results period over period, (ii) base our internal budgets and (iii) compensate management. Adjusted EBITDA is a Non-GAAP financial measure that excludes (if applicable):  (i) certain adjustments as a result of the purchase price accounting for the merger of Sirius and XM, (ii) share-based payment expense and (iii) other significant operating expense (income) that do not relate to the on-going performance of our business. We believe adjusted EBITDA is a useful measure of the underlying trend of our operating performance, which provides useful information about our business apart from the costs associated with our capital structure and purchase price accounting. We believe investors find this Non-GAAP financial measure useful when analyzing our past operating performance with our current performance and comparing our operating performance to the performance of other communications, entertainment and media companies. We believe investors use adjusted EBITDA to estimate our current enterprise value and to make investment decisions. Because of large capital investments in our satellite radio system our results of operations reflect significant charges for depreciation expense. We believe the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of our business. We also believe the exclusion of the legal settlements and reserves related to the historical use of sound recordings and loss on disposal of assets is useful as they are significant expenses not incurred as part of our normal operations for the period.
Adjusted EBITDA has certain limitations in that it does not take into account the impact to our statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the merger of Sirius and XM. We endeavor to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure.  Investors that wish to compare and evaluate our operating results after giving effect for these costs, should refer to net income as disclosed in our consolidated statements of comprehensive income. Since adjusted EBITDA is a Non-GAAP financial performance measure, our calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in thousands)	2016	2015	2016	2015
Net income:	$204,627	$134,633	$745,933	$509,724
Add back items excluded from Adjusted EBITDA:
Purchase price accounting adjustments:
Revenues	1,813	1,813	7,251	7,251
Operating expenses	—	—	—	(1,394)
Sound recording legal settlements and reserves	45,900	1,506	45,900	109,164
Loss on disposal of assets	—	7,384	12,912	7,384
Share-based payment expense (1)	30,714	21,976	108,604	84,310
Depreciation and amortization	66,764	69,687	268,979	272,214
Interest expense	80,337	77,191	331,225	299,103
Loss on extinguishment of debt and credit facilities, net	24,229	—	24,229	—
Other income	748	(3,302)	(14,985)	(12,379)
Income tax expense	19,619	85,347	345,727	382,240
Adjusted EBITDA	$474,751	$396,235	$1,875,775	$1,657,617

 (1) Allocation of share-based payment expense

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in thousands)	2016	2015	2016	2015
Programming and content	$7,072	$3,080	$21,203	$10,325
Customer service and billing	1,041	818	3,735	2,982
Satellite and transmission	1,214	991	4,587	4,147
Sales and marketing	5,685	4,929	21,294	17,985
Engineering, design and development	3,728	2,407	13,121	9,470
General and administrative	11,974	9,751	44,664	39,401
Total share-based payment expense	$30,714	$21,976	$108,604	$84,310

ARPU - is derived from total earned subscriber revenue, advertising revenue and other subscription-related revenue, excluding revenue associated with our connected vehicle services, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. Other subscription-related revenue includes the U.S. Music Royalty Fee.  ARPU is calculated as follows:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in thousands, except per subscriber amounts)	2016	2015	2016	2015
Subscriber revenue, excluding connected vehicle services	$1,064,109	$973,347	$4,108,547	$3,726,340
Add: advertising revenue	38,901	33,449	138,231	122,292
Add: other subscription-related revenue	124,457	111,207	478,063	410,644
	$1,227,467	$1,118,003	$4,724,841	$4,259,276
Daily weighted average number of subscribers	31,100	29,238	30,494	28,337
ARPU	$13.16	$12.75	$12.91	$12.53

Average self-pay monthly churn - is defined as the monthly average of self-pay deactivations for the period divided by the average number of self-pay subscribers for the period.

Customer service and billing expenses, per average subscriber - is derived from total customer service and billing expenses, excluding connected vehicle customer service and billing expenses and share-based payment expense, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. We believe the exclusion of share-based payment expense in our calculation of customer service and billing expenses, per average subscriber, is useful as share-based payment expense is not directly related to the operational conditions that give rise to variations in the components of our customer service and billing expenses. Customer service and billing expenses, per average subscriber, is calculated as follows:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in thousands, except per subscriber amounts)	2016	2015	2016	2015
Customer service and billing expenses, excluding connected vehicle services	$97,014	$91,686	$367,978	$346,789
Less: share-based payment expense	(1,041)	(818)	(3,735)	(2,982)
	$95,973	$90,868	$364,243	$343,807
Daily weighted average number of subscribers	31,100	29,238	30,494	28,337
Customer service and billing expenses, per average subscriber	$1.03	$1.04	$1.00	$1.01

Free cash flow - is derived from cash flow provided by operating activities, net of additions to property and equipment, restricted and other investment activity and the return of capital from investment in unconsolidated entity. Free cash flow is a metric that our management and board of directors use to evaluate the cash generated by our operations, net of capital expenditures and other investment activity and significant items that do not relate to the on-going performance of our business.  In a capital intensive business, with significant investments in satellites, we look at our operating cash flow, net of these investing cash outflows, to determine cash available for future subscriber acquisition and capital expenditures, to repurchase or retire debt, to acquire other companies and to evaluate our ability to return capital to stockholders. We believe free cash flow is an indicator of the long-term financial stability of our business.  Free cash flow, which is reconciled to “Net cash provided by operating activities,” is a Non-GAAP financial measure.  This measure can be calculated by deducting amounts under the captions “Additions to property and equipment” and deducting or adding Restricted and other investment activity from “Net cash provided by operating activities” from the consolidated statements of cash flows, adjusted for any significant legal settlements. We have excluded the $210 million payment related to the 2015 pre-1972 sound recordings legal settlement from our free cash flow calculation in the year ended December 31, 2015.  Free cash flow should be used in conjunction with other GAAP financial performance measures and may not be comparable to free cash flow measures presented by other companies.  Free cash flow should be viewed as a supplemental measure rather than an alternative measure of cash flows from operating activities, as determined in accordance with GAAP.  Free cash flow is limited and does not represent remaining cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt maturities. We believe free cash flow provides useful supplemental information to investors regarding our current cash flow, along with other GAAP measures (such as cash flows from operating and investing activities), to determine our financial condition, and to compare our operating performance to other communications, entertainment and media companies. Free cash flow is calculated as follows:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in thousands)	2016	2015	2016	2015
Cash Flow information
Net cash provided by operating activities	$503,133	$343,097	$1,719,237	$1,244,051
Net cash used in investing activities	$(73,710)	$(43,949)	$(210,124)	$(138,858)
Net cash used in financing activities	$(787,866)	$(339,855)	$(1,407,012)	$(1,141,079)
Free Cash Flow
Net cash provided by operating activities	$503,133	$343,097	$1,719,237	$1,244,051
Additions to property and equipment	(73,583)	(43,949)	(205,829)	(134,892)
Purchases of restricted and other investments	(127)	—	(4,295)	(3,966)
Pre-1972 sound recordings legal settlement	—	—	—	210,000
Free cash flow	$429,423	$299,148	$1,509,113	$1,315,193

New vehicle consumer conversion rate - is defined as the percentage of owners and lessees of new vehicles that receive our satellite radio service and convert to become self-paying subscribers after the initial promotion period. At the time satellite radio enabled vehicles are sold or leased, the owners or lessees generally receive trial subscriptions ranging from three to twelve months. We measure conversion rate three months after the period in which the trial service ends. The metric excludes rental and fleet vehicles.

Subscriber acquisition cost, per installation - or SAC, per installation, is derived from subscriber acquisition costs and margins from the sale of radios and accessories, divided by the number of satellite radio installations in new vehicles and shipments of aftermarket radios for the period.  SAC, per installation, is calculated as follows:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in thousands, except per installation amounts)	2016	2015	2016	2015
Subscriber acquisition costs	$131,293	$140,826	$512,809	$532,599
Less: margin from sales of radios and accessories	(20,961)	(17,241)	(78,065)	(68,199)
	$110,332	$123,585	$434,744	$464,400
Installations	3,799	3,736	14,203	14,041
SAC, per installation	$29	$33	$31	$33

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About SiriusXM

Sirius XM Holdings Inc. (NASDAQ: SIRI) is the world's largest radio company measured by revenue and has more than 31.3 million subscribers. SiriusXM creates and offers commercial-free music; premier sports talk and live events; comedy; news; exclusive talk and entertainment, and a wide-range of Latin music, sports and talk programming. SiriusXM is available in vehicles from every major car company and on smartphones and other connected devices as well as online at siriusxm.com. SiriusXM radios and accessories are available from retailers nationwide and online at SiriusXM. SiriusXM also provides premium traffic, weather, data and information services for subscribers through SiriusXM Traffic™, SiriusXM Travel Link, NavTraffic®, NavWeather™. SiriusXM delivers weather, data and information services to aircraft and boats through SiriusXM Aviation, SiriusXM Marine™, Sirius Marine Weather, XMWX Aviation™, XMWX Weather, and XMWX Marine™. In addition, SiriusXM Music for Business provides commercial-free music to a variety of businesses. SiriusXM holds a minority interest in SiriusXM Canada which has approximately 2.8 million subscribers. SiriusXM is also a leading provider of connected vehicles services, giving customers access to a suite of safety, security, and convenience services including automatic crash notification, stolen vehicle recovery assistance, enhanced roadside assistance and turn-by-turn navigation.

To download SiriusXM logos and artwork, visit http://www.siriusxm.com/LogosAndPhotos.

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: our substantial competition, which is likely to increase over time; our ability to attract and retain subscribers, which is uncertain; consumer protection laws and their enforcement; the unfavorable outcome of pending or future litigation; the market for music rights, which is changing and subject to uncertainties; our dependence upon the auto industry; general economic conditions; the security of the personal information about our customers; existing or future government laws and regulations could harm our business; failure of our satellites would significantly damage our business; the interruption or failure of our information technology and communications systems; our failure to realize benefits of acquisitions or other strategic initiatives; rapid technological and industry changes; failure of third parties to perform; harmful interference to our service from new and existing wireless operations; our failure to comply with FCC requirements; modifications to our business plan; our indebtedness; our principal stockholder has significant influence over our affairs and over actions requiring stockholder approval and its interests may differ from interests of other holders of our common stock; and impairment of our business by third-party intellectual property rights. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2015, which is filed with the Securities and Exchange Commission (the "SEC") and available at the SEC's Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Hooper Stevens
212-901-6718
Hooper.stevens@siriusxm.com

Patrick Reilly
212-901-6646
patrick.reilly@siriusxm.com